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                                                                   EXHIBIT 10.16



                    SEPARATION AGREEMENT AND MUTUAL RELEASE

        This Separation Agreement and Mutual Release ("Agreement") is made by and between Novadigm, Inc. (the "Company"), and Stuart Jacobson ("Employee").

        WHEREAS, Employee was employed by the Company as an Executive Vice President.

        WHEREAS, the Company and Employee have entered into an Employment, Confidential Information and Invention Assignment Agreement (the
"Confidentiality Agreement");

        WHEREAS, the Company and Employee have mutually agreed to terminate the employment relationship and to release each other from any claims arising from or related to the employment relationship;

        NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:

        1. Termination. Employee's employment shall terminate effective April 6, 1998.

        2. Consideration. The Company agrees to continue to pay Employee his current salary and commissions if applicable, and to provide continued benefits, including continued stock option vesting, all until the date of termination, as set forth above. The Company agrees to reimburse Employee for any and all business-related expenses incurred on or before April 6, 1998. In consideration of the promises, agreements, releases and covenants below, the Company agrees to pay Employee an



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amount equal to his current base salary of Seven Thousand Two Hundred and
Ninety-One Dollars and Sixty-Seven Cents ($7,291.67) bimonthly less applicable payroll taxes withholding for a period of six (6) months from the date of termination. The Company further agrees that Employee and his dependents shall continue to participate in the Company's group health insurance plan at the Company's expense for a period of six (6) months from the date of termination. Any undisputed amounts due and owing to the Company for outstanding advances, draws, loans or property may be deducted from the consideration unless settled beforehand except that as part of the consideration, the Company agrees to waive its right for reimbursement of the bonus advance of $150,000 paid to Employee and evidenced by an agreement signed by Employee on February 13, 1998.

        3. Stock Option. Employee will be entitled to continue to purchase stock through May 6, 1998 pursuant to the terms and conditions of the Company's Stock Option Plan at the Exercise Price Per Share for the Total Number of Shares Granted as set forth in the Notice(s) of Grant in the Stock Option Agreement(s) between Employee and the Company.

        4. Benefits. Employee shall have the right to continue to participate in the Company's group health insurance plan under the terms and conditions of COBRA after October 6, 1998.

        5. Confidential Information. Employee shall continue to maintain the confidentiality of all trade secrets and proprietary information of the Company. Employee shall continue to comply with the terms of the Confidentiality Agreement (attached as Exhibit A). Employee shall return all the Company property and



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confidential and proprietary information in his possession to the Company within five business days from the Effective Date of this Agreement.

        6. Payment of Salary. Employee acknowledges and represents that the Company has paid salary, wages, accrued vacation, commissions and any and all other benefits due to Employee.

        7. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement including, without limitation:

               (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

               (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of the Company;

               (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing,



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both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intention interference with contract or prospective economic advantage; and defamation;

               (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code
Section 201, et seq.;

               (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

               (f) any and all claims for attorney's fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

        8. Non-solicitation of Employees and Non-compete. Employee further agrees that for twelve (12) months from the date of termination, Employee will not solicit, induce, recruit or encourage any of the Company's employees to leave their employment. Employee further covenants and agrees that for a period of twelve (12) months from the date of termination, Employee will not contract with, will not be employed by, nor the Employee will represent as an agent, a representative or in any other capacity, a person, firm, partnership, company or corporation, or an affiliate of the



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foregoing that competes with the Company in the field of software development, sales and distribution.

        9. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this wavier and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

        10. Confidentiality. The Parties hereby each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

        11. Disparagement. Each party agrees to refrain from any comments which are defamatory or slanderous of the other, or tortious interference with the contracts and relationship of the other.



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        12, Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.

        13. No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or constructed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

        14. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

        15. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to the terms and conditions of this Agreement.

        16. No Representatives. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.



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        17. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        18. Entire Agreement. This Agreement and the Confidentiality Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

        19. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the President of the Company.

        20. Governing Law. This Agreement shall be governed by the laws of the State of California.

        21. Arbitration. Any and all disputes arising out of this Separation Agreement and Mutual Release, including but not limited to disputes concerning interpretation of its terms and its enforcement, shall be resolved through binding arbitration as follows:

               a. The parties agree that binding arbitration shall be the sole method of resolving any and all disputes between the parties, including but not limited to the interpretation and enforcement of this Separation Agreement and Mutual Release. The parties knowingly and voluntarily agree to waive all rights to resolve such disputes in state and federal court or before administrative tribunals.

               b. Either party may request that a dispute be submitted to an arbitrator. A party must provide a written request to submit a matter to arbitration to the other party within thirty (30) days of the facts or circumstances giving rise to the dispute.



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               c. In the event that the Company asserts that Employee has breached this Separation Agreement and Mutual Release, any unpaid consideration due pursuant to Paragraph 2 above shall be paid in accordance with this Agreement into an escrow account established with Wells Fargo Bank or its successor entities. The monies deposited into such escrow account shall earn interest at not less than the passbook savings account rate then in effect at Wells Fargo Bank. The monies shall be distributed by Wells Fargo Bank in accordance with written instructions signed by both parties or in accordance with an arbitrator's decision. Any interest accrued on the monies held in an escrow account shall be payable to the Employee.

               d. The parties shall attempt to agree on an arbitrator. If the parties cannot agree upon an arbitrator, the parties shall request a list of five (5) arbitrators with prior experience in labor and employment matters from the American Arbitration Association. Each party shall alternatively strike a name from the list until only one name remains. Employee shall strike a name from the list first.

               e. The arbitrator's decision shall be in writing and shall set forth the findings of fact, reasoning and conclusion of the issues submitted. The arbitrator shall not have the authority or jurisdiction to issue a decision which violates or contradicts the terms of this Agreement. The decision of the arbitrator shall be submitted to the parties within thirty (30) days of the hearing and shall be final and binding upon the parties.

               f. The prevailing party shall recover its attorneys' fees and any expenses associated with the arbitration, including the costs for the services of the arbitrator.



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        21. Effective Date. This Agreement is effective seven days after it has been signed by both parties.

        22. Counterparts. This Agreement may be executed in counterparts, and each counterparts shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

               (a) They have read this Agreement;

               (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

               (c) They understand the terms and consequences of this Agreement and of the releases it contains;

               (d) They are fully aware of the legal and binding effect of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                        NOVADIGM, INC.

Dated:  June 11, 1998                   By:  /s/ WALLACE D. RUIZ
                                             -----------------------------------
                                             WALLACE D. RUIZ
                                             Vice President & Chief
                                             Financial Officer



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                                        STUART JACOBSON, an
                                        Individual

Dated:  June 9, 1998                    By:  /s/ STUART JACOBSON
                                             -----------------------------------
                                             STUART JACOBSON



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